                                                                Exhibit 11


                   AIR & WATER TECHNOLOGIES CORPORATION
                     COMPUTATION OF PER SHARE EARNINGS
                  (in thousands except per share amounts)




                                         Three Months Ended  Nine Months Ended
                                              July 31,            July 31,

                                             1997      1996      1997     1996
                                             ----      ----      ----     ----
Primary Earnings (Loss) Per Share:
  1. Net income (loss)                    $(4,790)   $ (458) $(81,306) $(4,708)
  2. Less preferred dividends                (825)     (825)   (2,475)  (2,475)
                                          -------    ------   -------  -------
  3. Net loss applicable to common
      shareholders                         (5,615)   (1,283)  (83,781)  (7,183)
                                          -------    -------  -------   -------
  4. Weighted average shares outstanding   32,019    32,018    32,019   32,018
                                          -------    ------   -------  -------
  5. Net loss per share                   $  (.18)   $ (.04)  $ (2.62)  $ (.22)
                                          -------    ------   --------  ------

Fully Diluted Earnings (Loss) Per Share:

  6. Line 3. above                        $(5,615)  $(1,283) $(83,781) $(7,183)
  7. Add back preferred dividends             825       825     2,475    2,475
  8. Add back interest, on assumed
     conversion of the Company's 8%
     Convertible Debentures                 2,300     2,300     6,900    6,900
                                          -------    ------  --------    -----
  9. Net income (loss)                    $(2,490)   $1,842  $(74,406)  $2,192
                                          -------    ------  --------   ------
10. Weighted average shares
     outstanding (Line 4)                  32,019    32,019    32,019   32,018
11. Add additional shares issuable upon
    assumed conversion of preferred shares  4,800     4,800     4,800    4,800
12. Add additional shares issuable upon
    assumed conversion of the Company's
    8% Convertible Debentures               3,833     3,833     3,833    3,833
                                          -------    -------  -------   ------
13. Adjusted weighted average shares
    outstanding                            40,652    40,651    40,652   40,651
                                         --------   -------   -------   ------

14. Net income (loss) per share (9/13)*   $  (.06)  $   .05  $  (1.83) $   .05
                                         ========   =======  ========  ========

* Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible Debentures is anti-dilutive.